Exhibit 3.318

ARTICLES OF INCORPORATION

of

CHALMETTE GENERAL HOSPITAL, INC.

1 – The name of the corporation is Chalmette General Hospital, Inc.

2 – The corporation’s purpose is to engage in any lawful activity for which corporations may be formed under the Business Corporation Law of Louisiana.

3 – The corporation has authority to issue ten thousand common shares without par value.

4 – The incorporator’s name and address are Robert G. Stassi, 4700 One Shell Square, New Orleans 70139.

5 – Any corporate action of shareholders, including specifically, but rot by way of limitation, adoption of amendments to the articles and approval thereof by class vote, approval of merger and consolidation agreements, and authorization of voluntary disposition of all or substantially all of the corporate assets, may be taken on affirmative vote of (a) a majority of the voting power present, or (b) in the case of a class vote, the holders of a majority of the shares of each class or series present or represented at the meeting.

6 – Cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, which are not claimed by the shareholders entitled thereto within one year after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within such time shall, at the expiration of such time, revert in full ownership to the corporation, and the corporation’s obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall there upon cease.

7 – Any director absent from a meeting of the board or any committee thereof may be represented by any other director or shareholder, who may cast the absent director’s vote according to his written instructions, general or special.

8 – Consents in writing to corporate action may be signed by shareholders having that proportion of the total voting power which would be required to authorize or constitute such action at a meeting of shareholders.

9 – Shareholders shall have preemptive rights.

10 –  (a) The shares of the capital stock of this corporation may be sold, donated or bequeathed by a registered holder to his spouse, children or grandchildren free from the restrictions set forth in this article.

(b) No other transfers of the corporation’s shares from the name of the holder thereof, registered on the corporation’s books, shall be made, until the shares shall first have been offered for sale to the corporation and its other shareholders at the fair appraised value thereof.

(c) Upon the death of any registered shareholder of this corporation, any of the shares registered in the decedent’s name which are owned by his surviving spouse, or which are inherited by or bequeathed to his spouse, children or grandchildren, may be transferred to said persons free of the restrictions set forth in this article. With respect to other shares registered in the name of the decedent, the corporation and its surviving shareholders shall have a first option to purchase such shares at the fair appraised value thereof as of the date of his death.

(d) In the event of divorce of a registered shareholder of this corporation or of any other separation of the community property of a registered shareholder of this corporation and such registered shareholder’s spouse, any shares of this corporation allocated to such registered shareholder’s spouse pursuant to such event shall be subject to a first option, in favor of such registered shareholder, to purchase such shares at the fair appraised value thereof, exercisable within thirty days from the date on which a final judgment entered in a court of competent jurisdiction recognizing the interest of the spouse in such shares becomes executory, or from the date of any agreement of separation of property. If such registered shareholder fails to exercise his option within the stated period, said option shall lapse; and the corporation and/or its remaining shareholders (other than such registered shareholder’s spouse) shall have a second option to purchase such shares at the fair appraised value thereof.

(e) Any offer made under paragraph (b) of this article shall be made by registered mail addressed to the corporation at its registered office. In event of acceptance of any such offer, or in event of exercise of an option under paragraphs (c) or (d) of this article, the corporation shall be obligated to purchase that number of the shares involved which it is then legally permitted to purchase, and the balance of such shares shall be prorated, as nearly as possible in proportion to their holdings, among the optionee shareholders who, within twenty days after the mailing of notice of the availability of the shares, shall have agreed to purchase their portion of such balance. If such offer is not accepted or such option is not exercised, as the case may be, in its entirety within sixty days from the date of receipt of the offer or the date of the event giving rise to the option, as the case may be, the shares involved may be transferred, without further regard for the provisions of this article, at any time within, but not after expiration of, the six-month period following the end of such sixty-day period.

(f) For all purposes of this article, the fair appraised value of shares shall be fixed either by agreement of the parties or by two arbitrators. In the case of an offer, one arbitrator shall be appointed by the offering shareholder involved at the time of making the offer, and the other by the board of directors of the corporation at the time of acceptance of the offer. In the case of an option, one arbitrator shall be appointed by the optionee(s) at the time of exercise of the option, and the other by the registered shareholder, or by the deceased shareholder’s legal representative [if the option arose under paragraph (c)], or by the registered shareholder’s spouse [if the option arose under paragraph (d)], within ten days thereafter. If any party or parties obligated to appoint an arbitrator shall fail to do so within the time allowed therefor, the arbitrator appointed by the other party or parties shall proceed forthwith to fix the fair appraised value. If two arbitrators are appointed and cannot agree within twenty days, they shall select a third, and a decision of any two of such three, to be rendered within twenty days, shall be final. The cost of the appraisal shall be divided between, and paid by, the seller and the purchaser (s) of the shares involved.

(g) Title to shares sold pursuant to this article shall be deemed to pass to the purchaser or purchasers, and the sale completed, on the thirtieth day following notice of acceptance of an offer or of exercise of an option, and the certificate or certificates representing the shares sold shall be surrendered on or before such date (the “Sale Date”), duly endorsed for transfer, to the corporation, which, within ten days after such date, shall issue new certificates in the name of the seller or his legal representative as pledgee, and shall deliver such new certificates to the seller or his legal representative, in pledge to secure payment of the purchase price.

(h) The purchase price for shares sold pursuant to this article shall be paid to the seller or his legal representative within one year after the Sale Date, with interest at the rate of six (6%) per cent, per annum from the Sale Date until paid. Upon payment of the price and interest thereon in full, the seller or his legal representative shall deliver to the purchaser (s) the new certificate or certificates, with duly executed power of attorney for transfer, representing the shares in the corporation purchased as well as any other shares, and together with any property, held subject to the pledge.

(i) Pending payment of the purchase price and interest thereon in full, the purchased shares shall be deemed pledged by the purchaser (s) to the seller or his legal representative as security for payment of the entirety of the price and interest. In the absence of any default in any of the purchaser (s)’ obligations hereunder, the pledgor (s) shall have the right to vote the pledged shares, and the pledgee shall, from time to time, on request of the pledgor (s), issue proxies to permit such voting. Until payment of the price and interest in full, all cash or property dividends and other distributions on or in respect of the pledged shares shall, to the extent of the entire unpaid balance of the price, be retained by the pledgee and credited against the price and interest thereon, or, in the case of property dividends or distributions, at the pledgee’s option retained subject to the pledge; and all shares issued in respect of, or in exchange for, the pledged shares pursuant to stock splits or dividends, mergers, consolidations or other reorganizations or recapitalizations shall be retained by the pledgee subject to the pledge.

(j) In event of default in any of the obligations of the purchaser(s) hereunder, the pledgee, in addition to any and all other rights and remedies, shall have the several rights (i) to vote the pledged shares thereafter, (ii) to repledge the pledged shares, (iii) from time to time to sell, resell, assign and deliver, in his discretion, all or any of the pledged shares, in one or more parcels at the same or different times, and all right, title and interest, claim and demand therein and right of redemption thereof, at public or private sale, with or without intervention of courts of justice, for cash, on credit or for future delivery, without either demand, appraisement, advertisement, notice or other formality, which are hereby waived, (iv) to execute, in the pledgee’s or pledgor(s)’ names, endorsements, assignments or other instruments of transfer or conveyance in respect of any or all of the pledged shares, and (v) himself to buy all or any of the pledged shares being sold. In case of each such sale, the pledgor(s) shall pay all costs and expenses of every kind for sale or delivery, including attorneys’ fees, and after deducting such costs and expenses from the proceeds of sale, any residue shall be applied to payment of the price and interest as provided herein, and any remaining balance shall be paid to the pledgor(s). No delay in exercise of any of the pledgee’s rights, or partial or single exercise thereof, shall constitute a waiver thereof.

(k) Should any alienation of shares, voluntary, forced or otherwise, be effected without compliance with the provisions of this article, the corporation and, to the extent not exercised by the corporation, the other shareholders, in proportion to their holdings, shall, in addition to their rights hereunder, have an option to acquire the shares alienated at a price equal to the fair appraised value thereof or the actual consideration paid therefor, whichever is less, such option to be exercised by written notice at any time within ninety days after the corporation and the other shareholders shall be informed of the occurrence of said alienation.

(l) Pledges or other security transfers shall not be deemed transfers for the purpose of this article, but sales or other transfers or acquisitions of ownership pursuant to pledges or other security transfers shall not be made unless the shares have first been offered the corporation and its other shareholders in accordance with the provisions of this article.

(m) All certificates of stock issued by the corporation shall contain a reference to the provisions of this article.

/s/ Robert G. Stassi
Robert G. Stassi
Incorporator

STATE OF LOUISIANA

PARISH OF ORLEANS

On December 27, 1976, before me and the undersigned witnesses personally appeared Robert G. Stassi, known to me to be the person described in, and who executed, the foregoing instrument, who acknowledged that he executed it as his free act and deed.

WITNESSES:

/s/ Robert G. Stassi

Robert G. Stassi Incorporator

Notary Public